Putnam RetirementReady 2040 Fund
1/31/12 Semi Annual

Because the electronic format for filing Form NSAR does not Provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	193
Class B   8
Class C   3

72DD2 (000s omitted)
Class M	*
Class R	41
Class Y	82

* Represents less than 1(000s omitted)

72EE (000s omitted)

Total of all classes represents less than 1(000s omitted)

73A1
Class A	0.339
Class B	0.254
Class C	0.277

73A2
Class M	0.213
Class R	0.316
Class Y	0.390

74U1 (000s omitted)
Class A	564
Class B   32
Class C	12

74U2 (000s omitted)
Class M	1
Class R	134
Class Y	203


74V1
Class A	14.98
Class B	14.01
Class C	13.92

74V2
Class M	14.27
Class R	15.35
Class Y	17.24

Item 61  Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.